Exhibit 3.1

CERTIFICATE OF ELIMINATION

with respect to
SERIES A JUNIOR PARTICIPATING PREFERRED STOCK
of
STEEL CONNECT, INC.

The undersigned, Maria Reda, does hereby certify that:

1. The undersigned is the duly elected and acting Secretary of Steel Connect, Inc., a Delaware corporation (the “Company”).

2. Pursuant to authority conferred upon the board of directors (the “Board”) of the Company by the restated certificate of incorporation (the “Restated Certificate of Incorporation”) of the Company, at a duly called meeting of the Board held on April 30, 2023, the Board adopted the following resolutions, which resolutions relate to the Series A junior participating preferred stock, par value $0.01 per share, of the Company (“Series A Preferred Stock”) previously established:

RESOLVED, that none of the authorized shares of the Series A Preferred Stock are outstanding, and none of the authorized shares of Series A Preferred Stock will be issued pursuant to the Certificate of Designations of Series A Junior Participating Preferred Stock of the Company filed with the Secretary of State of the State of Delaware on October 18, 2011 (the “Certificate of Designations”); and further

RESOLVED, that the officers of the Company be, and each of them hereby is, authorized and empowered, for and on behalf of the Company, to file with the Secretary of State of the State of Delaware a certificate containing these resolutions, with the effect under the General Corporation Law of the State of Delaware of eliminating from the Restated Certificate of Incorporation all matters set forth in the Certificate of Designations with respect to the Series A Preferred Stock.

3. I further declare under penalty of perjury that the matters set forth in this Certificate are true and correct statements of my own knowledge.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate and does affirm the foregoing as true this 1st day of May, 2023.

STEEL CONNECT, INC.

By:	/s/ Maria Reda
Name:	Maria Reda
Title:	Secretary